                                                                     EXHIBIT 2.2



                   [LETTERHEAD OF NORTHERN TRUST CORPORATION]



                                February 9, 1994



Mr. John K. Moore
Beach One Financial Services, Inc.
755 Beachland Boulevard
Vero Beach, Florida  32963

Dear John:

          This letter will confirm the agreement between Northern Trust Corporation ("NTC") and Beach One Financial Services, Inc. (the "Company") regarding the conclusion of certain due diligence reviews of the Company and its subsidiary, The Beach Bank of Vero Beach (the "Bank"), undertaken by NTC with respect to termination rights contained in Section 7.4(e) of the Agreement and Plan of Reorganization between NTC and the Company dated as of December 20, 1993 (the "Agreement").

          There are two matters for which due diligence cannot be concluded within the time contemplated by said Section 7.4(e) (as extended by our letter agreement of January 14, 1994). The first matter concerns the potential liability associated with certain salary continuation agreements that were not reported to the Department of Labor. The second matter concerns the Company's pending reconciliation of the Bank's ACH Tape Account and NTC's review of such reconciliation. With respect to each of these matters, the Company is taking steps that will ultimately enable NTC and the Company to determine the ultimate liability, book adjustment, or other loss to the Company or the Bank, if any, with respect thereto.

          To avoid any need for further extending the time in which NTC may exercise its termination rights under Section 7.4(e), the Company and NTC hereby agree that the Agreement shall be amended to add a new subsection (d) to Section
1.3 thereof reading as follows:

                    (d) In addition to any adjustments to be made to the number of shares of common stock of NTC issuable in the Merger pursuant to the foregoing provisions of this Section 1.3, and after giving effect to all determinations therein provided, the number of shares of common stock of NTC to be issued in the Merger shall be reduced by such number of whole shares as shall equal or most

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Mr. John K. Moore
February 9, 1994
Page 2

          closely approximate (after giving effect to rounding to whole shares), based upon the Closing Date Value, the amount in excess of $100,000 of the aggregate liability, book adjustment and other loss incurred by the Company or the Bank (as defined in Section 2.1(a)) arising from or related to (i) the failure to report to the Department of Labor certain salary continuation agreements between the Bank and two officers, and (ii) the reconciliation of all entries to the Bank's ACH Tape account #11410390. Any such liability, book adjustment or other loss shall be as mutually agreed to by the Company and NTC or, if they are unable to agree, as determined by an independent public accounting firm selected jointly by the Company and NTC from among the "big-six" accounting firms. Any adjustment herein provided shall be without prejudice to any other rights of NTC occasioned by such liability, book adjustment or other loss, including without limitation, its rights pursuant to Sections 5.1, 5.7, 5.8, 5.11 and 7.4 hereof.

          The Company and NTC further agree that the Plan and Agreement of Merger by and among NTC, Northern Trust of Florida Corporation, and the Company (being Exhibit A to the Agreement) shall be amended to add a new subsection (h) to Section 2.1 of Article II thereof reading as follows:

                    (h) In addition to any adjustments to be made to the number of shares of NTC Common Stock issuable in the Merger pursuant to the foregoing provisions of this Section 2.1, and after giving effect to all determinations therein provided, the number of shares of NTC Common Stock to be issued in the Merger shall be reduced by such number of whole shares as shall equal or most closely approximate (after giving effect to rounding to whole shares), based upon the Closing Date Value, the amount in excess of $100,000 of the aggregate liability, book adjustment and other loss incurred by the Company or its subsidiary, The Beach Bank of Vero Beach (the "Bank"), arising from or related to (i) the failure to report to the Department of Labor certain salary continuation agreements between the Bank and two officers, and (ii) the reconciliation of all entries to the Bank's ACH Tape account #11410390. Any such liability, book adjustment or other loss shall be as mutually agreed to by the Company and NTC or, if they are unable to agree, as determined by an independent public accounting firm selected jointly by the Company and NTC from among the "big-six" accounting firms.

          The Company and NTC further agree to use their respective best efforts to resolve these matters as expeditiously as possible and in any event prior to the Closing under the Agreement.

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Mr. John K. Moore
February 9, 1994
Page 3

          Please confirm your agreement to the foregoing by signing and returning one copy of this letter.

                                    Sincerely,

                                    NORTHERN TRUST CORPORATION


                                    By:/s/ David W. Fox
                                       --------------------------
                                           David W. Fox
                                           Chairman

AGREED:

BEACH ONE FINANCIAL SERVICES, INC.



By:/s/ John K. Moore
   -------------------------
       John K. Moore
       Chairman of the Board

AGREED:

BEACH ONE FINANCIAL SERVICES, INC.


By:/s/ W. H. Hicks
   -------------------------
       W. H. Hicks
       President